Exhibit 10.6

This Correspondent Loan Purchase Agreement ("Agreement"), dated the 7th day of August , 2001, by and between CitiMortgage, Inc. ("CMI"), for itself and on behalf of Citibank, FSB, Citibank, N.A., Citibank (NYS) and Citibank (Nevada), N.A., and E-LOAN, Inc. ("Correspondent").

In consideration of the terms contained in this Agreement, CMI and Correspondent agree as follows:

1. PURCHASE AND SALE OF MORTGAGE LOANS

From time to time, Correspondent may sell to CMI and CMI may purchase from Correspondent one or more residential mortgage, home equity or other loans ("Loan(s)") in accordance with the terms, conditions, requirements, procedures, representations and warranties set forth in the "CitiMortgage, Inc. Correspondent Manual" and all amendments, bulletins, program requirements and supplements to such Manual (collectively hereinafter referred to as the "CMI Manual"), and this Agreement. CMI and Correspondent agree that the CMI Manual is incorporated by reference herein and is part of this Agreement.

For each Loan offered for sale by Correspondent to CMI, Correspondent will deliver Loan documentation to CMI in accordance with the applicable terms, conditions, requirements, procedures. representations and warranties set forth in the CMI Manual. CMI may purchase Loans with or without conducting a complete review of the Loan documentation. CMI's review of, or failure to review, all or any portion of the Loan documentation shall not affect CMI's rights to demand repurchase of a Loan or any other CMI right or remedy provided by this Agreement.

For each Loan GMI agrees to purchase, GMI shall pay the amount agreed upon by CMI and Correspondent ("Purchase Price") in accordance with the applicable provisions of the CMI Manual. CMI may offset against the Purchase Price any outstanding fees or other amounts owing from Correspondent to CMI in connection with the particular purchase or other transactions.

As of the date CMI purchases each Loan, Correspondent will (i) transfer to CMI all of its right, title and interest in and to each Loan, including without limitation all documents held or subsequently acquired by Correspondent relating to each Loan and (ii) execute all documents necessary to transfer such right, title and interest to CIVIL

2. REPRESENTATIONS AND WARRANTIES

Correspondent represents, warrants and covenants throughout the term of this Agreement as follows:

(a) That it is duly organized, validly existing, in good standing, qualified and authorized to do business in each jurisdiction where it originate Loans or where a property securing any of its Loans is located: that all corporate or other actions and approvals necessary for the execution and performance of this Agreement have been taken and/or received: and that no consent from any third party is required for the execution and performance of this Agreement.

(b) That it (i) holds and shall maintain in good standing throughout the term of this Agreement all applicable license(s) and/or registration(s) in each jurisdiction that is/are necessary for Correspondent's Loan origination, purchase and sale activities under this Agreement and (ii) is in full compliance with all laws in each jurisdiction which govern Correspondent's activities under this Agreement. Correspondent agrees to promptly provide CMI with copies of all such license(s) and/or registration(s) upon request by CMI.

(c) That it will allow CMI to periodically investigate the financial (including but net limited to obtaining corporate and/or individual credit reports) and other status of Correspondent and, if necessary, the financial and other status of Correspondent's directors. officers and/or employees. If necessary. Correspondent shall cooperate with CMI to obtain the written consent of one or more of Correspondent's directors. officers and/or employees to such periodic investigation. Correspondent agrees that the failure to obtain such consent may result in the termination of this Agreement in accordance with the provisions of Sec. 7.

(d) That it is thoroughly familiar with and will comply with all applicable federal (including but not limited to the Real Estate Settlement Procedures Act, Truth-in-Lending Act, Equal Credit Opportunity Act and federal fair lending. laws). state and, if necessary, local laws and regulations directly or indirectly relating to its activities under this Agreement (including but not limited to involvement in such activities of individuals convicted of crimes involving dishonesty or breach of trust).

(e) That Correspondent is an approved seller/servicer of conventional residential adjustable and fixed-rate mortgage Loans for Fannie Mae, Freddie Mac, and/or is a FHA-, VA- and/or HUD-approved mortgagee ; that Correspondent is duly qualified. licensed, registered and otherwise authorized under all applicable laws and regulations and is in good standing to (i) originate, sell, endorse and assign Loans and, if applicable, the related Loan collateral to CMI, (ii) service Loans in the jurisdiction(s) where, if applicable, the properties securing such Loans are located for Fannie Mae, Freddie Mac, FHA or VA, and (iii) no event has occurred that would make Correspondent unable to comply with Fannie Mae, Freddie Mac, FHA, VA or HUD eligibility requirements or that would require notification to Fannie Mae, Freddie Mac, FHA or VA or HUD.

(f) That it does not believe, nor does it have any reason or cause to believe, it cannot perform every covenant contained in this Agreement or continue to carry on its business substantially as now conducted: that it is solvent and the sale of Loans will not cause it to become insolvent: that no action, suit, proceeding or investigation pending or threatened against Correspondent, either alone or in the aggregate, may result in its inability to carry on its business substantially as now conducted: and that the sale of Loans under this Agreement is not undertaken with the intent to hinder, delay or defraud any of its creditors.

(g) That it has obtained and reviewed or will, upon execution of this Agreement, promptly obtain and review the CMI Manual and will fully comply with its terms, conditions, requirements and procedures.

(h) That it does not currently and will not in the future employ any entity or individual on the Freddie Mac exclusionary list.

(i) That neither this Agreement nor any statement. report or other information provided or to be provided pursuant to this Agreement (including but not limited to the statements and information contained in the documentation for each Loan purchased by CMI) contains or will contain any misrepresentation or untrue statement of fact or omits or will omit to state a fact necessary to make the information not misleading. The provisions of this sub-section shall not apply to information obtained from (i) appraisers. escrow agents, title companies. closers, credit reporting agencies or any other entity approved by CMI ("Approved Entity") unless Correspondent knows or has reason to believe that any information provided by such Approved Entity is not true, correct or valid in any material respect and (ii) the Loan applicant(s) unless Correspondent knows, has reason to believe or, after performing its normal due diligence and quality control review, should have known that any information provided by the Loan applicant(s) is not true, correct or valid in any material respect.

(j) That the documentation for each Loan sold to CMI (i) shall be duly executed by the borrower(s), (ii) shall create a valid and legally binding obligation of the borrowers(s) and (iii), if applicable, shall create a fully enforceable first or subordinate lien on the property securing repayment of the Loan.

(k) That each mortgage, home equity or other Loan (i) shall be fully enforceable and originated in accordance with the terms, conditions, representations, warranties and covenants contained in the CMI Manual and this Agreement which were in effect as of the Loan closing date, (ii), if applicable, was serviced in accordance with applicable Fannie Mae, Freddie Mac, FHA, VA and/or HUD requirements and industry standards. and (iii) is subject to no defects or defenses, including but not limited to damage to the property securing the Loan, lien imperfections or environmental risk.

(I) That any third-party originators referring, or in any way involved with, any Loan shall be, at a minimum. approved by Correspondent according to Fannie Mae, Freddie Mac, FHA, VA and'/or HUD guidelines for approving third- party originators as described in the CMI Manual.

(m) That it will immediately notify CMI if it (i) fails to maintain any license or registration in violation of Sec. 2(b) above and/or (ii) becomes subject to any enforcement and/or investigative proceeding by any licensing or regulatory authority or agency and/or (iii) is named as a party or becomes involved in any material litigation.

(n) That it will immediately notify CMI if (i) Correspondent and/or any of its principal director(s) or owner(s) becomes the debtor in any voluntary or involuntary bankruptcy proceeding, (ii) Correspondent and/or any of its principal director(s) or owner(s) requests the appointment of a receiver and/or (iii) Correspondent and/or any of its principal director(s) or owner(s) has incurred or is likely to incur a material, adverse change in its/their financial condition.

(o) That it will immediately notify CMI of any material change in ownership and/or management.

(p) That it will promptly respond to or otherwise comply with CMI's reasonable request(s) for periodic financial statements of Correspondent and/or any of its principal director(s) or owners and any other documentation required by CMI in connection with the recertification of Correspondent.

(q) That it will fully comply with all additional representations, warranties and covenants contained in the CMI Manual.

(r) That all representations, warranties and covenants contained in this Agreement and the CMI Manual shall survive the expiration and termination of this Agreement.

3. COSTS

Correspondent shall pay all costs and expenses incurred in connection with the transfer and delivery of Loans to CMI purchased pursuant to this Agreement, including but not limited to mortgage Loan assignment preparation and recording fees, fees for title policy endorsements and continuations, and Correspondent's attorneys' fees.

4. CORRESPONDENT ADVERTISING; NON-SOLICITATION AND CUSTOMER PRIVACY

Correspondent may advertise to the public the availability of various Loan programs, but Correspondent may not, in any way, directly or indirectly identify CMI in all such advertising unless (i) required by applicable law or (ii) CMI has, in advance, approved use of CMI's name in such advertising.

Correspondent agrees that the borrower(s) on all Loans shall, at the time of purchase by CMI, become the exclusive customers of CMI for all Loan-related purposes. During the first twelve (12) months after the date any Loan is purchased by CMI, Correspondent represents and warrants that Correspondent, Correspondent's directors, officers, employees, agents or affiliates will not, without the prior consent of CIVIL (i) use targeted advertising, solicit or otherwise directly encourage or incent the Loan borrower(s) to refinance or prepay the Loan that was purchased by CMI, (ii) prepare, sell or distribute any customer list incorporating the names, addresses or any non-public personal information of such borrower(s) or (iii) use any such customer list to solicit, promote, or allow any other entity to solicit or promote, the sale of financial services or products to any such borrower(s). CMI and Correspondent agree that nothing contained herein shall prohibit advertising or solicitation by Correspondent that is directed to the general public in the area where the Loan borrower(s) reside(s).

Correspondent acknowledges that it has received a copy of the Citigroup Privacy Promise and/or Citigroup Privacy Policy and, to the extent necessary, shall comply with all applicable provisions of such Promise and/or Policy. Correspondent also agrees that it shall comply with all applicable federal or state laws related to the use and/or retention of the non-public personal and/or financial information associated with all Loans and the related Loan borrower(s).

5. TERM

This Agreement is for an initial one-year term and shall automatically renew for successive one-year terms, unless terminated pursuant to Section 7 of this Agreement.

6. RELATIONSHIP BETWEEN CMI AND CORRESPONDENT

This Agreement will not create any agency between Correspondent and CIVIL Correspondent shall conduct its business under this Agreement as an independent contractor and shall have the rights and responsibilities of an independent contractor.

CMI shall not be responsible for any actions or omissions by Correspondent. Correspondent agrees it will not represent, orally, in writing, by implication or otherwise, that it can act in any capacity on behalf of CMI.

CMI is prescribing no marketing plan for Correspondent and exercises no control over the methods, operations and practices of Correspondent except as provided in this Agreement and the CMI Manual.

Correspondent acknowledges it is not selling or distributing CMI's services, and CMI has made no promise, representation or warranty regarding the profitability of any arrangement with Correspondent.

Correspondent and CMI acknowledge that each will be providing the other party with valuable proprietary information ("Confidential Information"), including but not limited to information regarding CMI's or Correspondent's products, programs, underwriting policies, procedures and customers. Except as necessary to perform its obligations under this Agreement or as required by law, each party will not disclose any Confidential Information to any person outside that party's organization and will limit access to this information within its organization on a strict "need to know" basis. Each party agrees to notify all of its directors, officers, employees and other agents of its obligations regarding Confidential Information and will cause such directors, officers, employees and other agents to comply with such obligations.

7. TERMINATION

CMI may immediately terminate this Agreement without notice and CMI then will have no further obligations under this Agreement upon: (1) the failure of Correspondent to perform or abide by any term, condition, covenant or obligation contained in this Agreement or the CMI Manual; (2) the finding by CMI that any representation or warranty made by Correspondent is false or incorrect in any material respect; (3) commencement by or against Correspondent of any bankruptcy, insolvency or similar proceedings; (4) CMI's determination that Correspondent's actions contravene the terms and conditions of this Agreement or could adversely impact CMI's activities or reputation; or (5) the failure of loans sold by Correspondent to CMI pursuant to this Agreement to satisfy CMI's expectations regarding loan quality and/or performance.

Either party may terminate this Agreement for any other reason upon thirty (30) calendar days prior notice to the other. In the event of termination, Correspondent shall fully cooperate with and assist CMI in obtaining the documentation necessary to complete the processing and full resolution of all matters (including but not limited to the delivery of all application and/or closed loan documents and, if applicable, all Loan insuring documentation) relating to all Loans purchased by CMI.

8. ASSIGNMENT

Correspondent may not assign this Agreement or any of its responsibilities under this Agreement. CMI reserves the right. upon notice to Correspondent, to assign or delegate in whole or in part its obligations and responsibilities under this Agreement to any affiliated entity engaged in the business of residential financing.

9. NON-EXCLUSIVE AGREEMENT

Correspondent's rights under this Agreement are on a non-exclusive basis. CMI shall be free to market its products and services to, and to contract with, other parties and customers as it deems appropriate.

10. INDEMNIFICATION

Correspondent agrees to indemnify and hold CMI harmless from any and all claims, actions and costs, including reasonable attorneys' fees and costs, arising from (i) Correspondent's performance or failure to perform under the terms, conditions or obligations of this Agreement or the CMI Manual (including but not limited to Correspondent's failure to timely deliver all documents and records associated with or related to all Loans purchased by CMI pursuant to this Agreement), (ii) any fraud, misrepresentation or breach of any representation, warranty or covenant contained this Agreement or the CMI Manual and/or (iii) Correspondent's advertisements, promotions or other activities. This indemnification shall extend to any action or inaction by the directors, officers, employees, agents, independent contractors or other representatives of Correspondent and shall survive the expiration and termination of this Agreement.

11. CURE OR REPURCHASE

If CMI, in its sole and exclusive discretion, determines any Loan purchased pursuant to this Agreement:

(i) was underwritten and/or originated in violation of any term, condition, requirement or procedure contained in this Agreement or the CMI Manual in effect as of the date CMI purchased such Loan;

(ii) was underwritten and/or originated based on any materially inaccurate information or material misrepresentation made by the Loan borrower(s), Correspondent, Correspondent's directors, officers, employees, agents, independent contractors and/or affiliates, or any other party providing information relating to said Loan;

(iii) was or is capable of being rescinded by the applicable borrower(s) pursuant to the provisions of any applicable federal (including but not limited to the Truth-in-Lending Act) or state law or regulation;

(iv) must be repurchased from any secondary market investor (including but not limited to the Fannie Mae, Freddie Mac. FHA, VA, HUD or Government National Mortgage Association) due to a breach by Correspondent of any representation, warranty or covenant contained in this Agreement or the CMI Manual or a failure by Correspondent to comply in all material respects with the applicable CMI Manual terms, conditions, requirements and procedures; and/or

(v) was subject to an Early Payment Default (as defined in the CMI Manual), an Early Payoff (as defined in the CMI Manual) or any other payment related defect (as defined in the CMI Manual)

Correspondent will, upon notification by CMI, correct or cure such defect within the time prescribed by CMI to the full and complete satisfaction of CMI. If, after receiving such notice from CMI, Correspondent is unable to correct or cure such defect within the prescribed time, Correspondent shall, at CMI's sole discretion, either (i) repurchase such defective Loan from CMI at the price required by CMI ("Repurchase Price") or (ii) agree to such other remedies (including but not limited to additional indemnification and/or refund of a portion of the Loan purchase price) as CMl may deem appropriate. If CMI requests a repurchase of a defective Loan, Correspondent shall, within ten (10) business days of Correspondent's receipt of such repurchase request, pay to CMI the Repurchase Price by cashier's check or wire transfer of immediately available federal funds. If such defective Loan is owned by CMI at the time of repurchase by Correspondent. CMI shall, upon receipt of the Repurchase Price, release to Correspondent the related mortgage file and shall execute and deliver such instruments of transfer or assignment, in each case without recourse or warranty, as shall be necessary to vest in Correspondent or its designee title to the repurchased Loan.

Correspondent agrees and acknowledges that the provisions of this Sec. 11 do not, in any way, eliminate, diminish or impair Correspondent's indemnification obligations contained in Sec. 10.

12. GOVERNING LAW; VENUE

This Agreement shall be governed by the laws of the State of Missouri and applicable federal law.

CMI and Correspondent agree that any action, suit or proceeding to enforce or defend any right or obligation under this Agreement or otherwise arising out of either party's performance under this Agreement shall be brought in St. Louis County Circuit Court or the United States District Court for the Eastern District of Missouri and each party irrevocably submits to the jurisdiction of either forum and waives the defense of an inconvenient forum to the maintenance of any such action. suit or proceeding in such state or federal court and any other substantive or procedural rights or remedies it may have with respect to the maintenance of any such action or proceeding in either forum.

13. NOTICE

All notices to CMI shall be sent in accordance with the applicable provisions of the CMI Manual and' shall be addressed according to such provisions.

Prior to or at the time Correspondent executes this Agreement, it shall provide CMI with one or more procedures and addresses for delivering notices pursuant to this Agreement. In addition to these procedures and addresses. Correspondent agrees and acknowledges that CMI may deliver all notices required by this Agreement in writing to Correspondent at the address listed on the last page of this Agreement.

14. MODIFICATION; MERGER: ENTIRE AGREEMENT; NO WAIVER OF RIGHTS

This Agreement may not be modified except by a document or record signed by both CMI and Correspondent. This Agreement (including the CMI Manual) contains the entire agreement of the parties and supersedes all previous agreements (including all amendments thereto) between the parties hereto. Any representations, promises or agreements not contained in this Agreement or the CMI Manual shall have no force or effect. The failure of either party to exercise any right given to it under this Agreement or to insist on strict compliance of any obligation under this Agreement shall not constitute a waiver of any right, including the right to insist on strict compliance in the future.

15. ON-SITE REVIEW AND DOCUMENT COLLECTION

Correspondent shall permit any officer, employee or designated representative of CMI, at any reasonable time during regular business hours and upon reasonable advance notice by CMI, to conduct an examination and audit on Correspondent's premises of any of the processes implemented and documents kept by Correspondent regarding any Loan purchased by CMI pursuant to this Agreement. If Correspondent fails to timely deliver, in accordance with the applicable terms and conditions specified in the CMI Manual, all documents and records associated with or related to any Loan purchased by CMI pursuant to this Agreement, Correspondent shall also give CMI and its officers. employees, or designated representatives reasonable access to Correspondent's premises in order to allow CMI to retrieve, prepare or otherwise obtain all such documents and records. Correspondent shall also make its officers, employees and/or designated representatives available to CMI and shall cooperate with CMI in all such examinations, audits and document and record collection activities.

16. AUTHORITY TO EXECUTE AGREEMENT

Correspondent represents and warrants that it has all requisite power, authority and capacity to enter into this Agreement and to perform all obligations required of it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have each been duly and validly authorized by all necessary action(s). Correspondent shall, upon request by CMI, execute such supplemental resolutions, acknowledgments and/or certifications as may be reasonably necessary to evidence such power, authority and capacity.

17. CORRESPONDENT GRANT OF LIMITED POWER OF ATTORNEY

Correspondent hereby appoints CMl and the directors, officers, employees, agents, successors and assigns of CMI as its true and lawful attorney-in-fact without right of revocation and with full power of substitution for and in its place and stead to (i) demand and control all sums due on Loans purchased pursuant to this Agreement and to enforce all rights with respect thereto, (ii) endorse, mark, place or otherwise evidence Correspondent's name as payee on all checks, drafts, acceptances or other form of partial or full Loan payment delivered or tendered to CMI, (iii) endorse, mark, place or otherwise evidence Correspondent's name on all notes, mortgages, deeds of trust, and other forms of security instruments or collateral and all assignments, full or partial releases or satisfactions of said mortgages, deeds of trust, and other forms of security instruments or collateral for all Loans purchased pursuant to this Agreement. Correspondent agrees to execute such other documents as CMI may reasonably request to evidence the appointment of CMI as Correspondent's attorney-in-fact.

18. MISCELLANEOUS

All capitalized terms not otherwise defined herein shall have the meanings attributed to them in the CMI Manual. All Section headings are for convenience only and shall not be construed as part of this Agreement. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction and, to accomplish this purpose, the provisions hereof are severable. This Agreement shall not be effective until signed by both parties.

IN WITNESS WHEREOF, the duly authorized officers of CMI and Correspondent have executed this Agreement as of the date first above written.

CITIMORTGAGE, INC.	E-LOAN, Inc. (CORRESPONDENT
By: /s/ Robert Wetherell	By: /s/ Steven M. Majerus
Title: Vice President	Title: V.P. Secondary Marketing
Date: 8/7/01	Date: 6/15/01
Correspondent Notice Address: 5875 Arnold Road, Dublin, CA 94568

APPROVED BY CITIBANK, FSB FOR UNDERWRITING AND CREDIT POLICY COMPLIANCE:

By: /s/ John D. March

Citibank, FSB Title: VP

Date: 8/9/01

NOTE: THE TEXT OF THIS AGREEMENT MAY NOT BE CHANGED IN ANY MANNER WITHOUT THE EXPRESS PERMISSION OF CITIMORTGAGE, INC.